Exhibit 10.13

CONNETICS CORPORATION

OUTSIDE DIRECTOR CHANGE OF CONTROL AGREEMENT

     This Change of Control Agreement (the “Agreement”) is made and entered into effective as of ___, 2001 (the “Effective Date”), by and between ___(the “Director”) and Connetics Corporation, a Delaware corporation (“Connetics”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

R E C I T A L S

     A. It is expected that Connetics from time to time will consider the possibility of a Change of Control, as defined in this Agreement. Connetics (the “Board”) recognizes that such consideration can be a distraction to the Director.

     B. Connetics believes that it is in the best interests of Connetics and its stockholders to provide the Director the benefits as described in this Agreement upon a Change of Control because, in the experience of Connetics, members of a company’s board of directors are generally not retained as members of the board of directors following a Change of Control, and Connetics wishes to recognize the past services performed by the Director on behalf of Connetics.

     C. This Agreement supersedes any and all prior agreements that have as their primary purpose the acceleration of options to purchase the common stock of Connetics and/or the lapse of a right of repurchase in favor of Connetics with respect to its common stock in connection with a Change of Control.

AGREEMENT

     In consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

     1. Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

          (a) the approval by Connetics’ shareholders of a merger or consolidation of Connetics with any other corporation, other than a merger or consolidation which would result in the voting securities of Connetics outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Connetics or such surviving entity outstanding immediately after such merger or consolidation;

          (b) the approval by Connetics’ shareholders of a plan of complete liquidation of Connetics or an agreement for the sale or disposition by Connetics of all or substantially all of Connetics’ assets;

          (c) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Connetics representing 50% or more of the total voting power represented by Connetics’ then outstanding voting securities; or

          (d) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of Connetics as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of Connetics.

     2. Term of Agreement. This Agreement shall terminate on the earlier of (a) the date that all obligations of the parties under this Agreement have been satisfied or (b) on the date, prior to a Change of Control, the Director is no longer a member of the Board of Directors of Connetics.

     3. Option Acceleration Upon A Change of Control. If a Change of Control occurs while the Director is performing services on behalf of Connetics in his or her capacity as a member of Connetics’ Board of Directors, regardless of whether Director’s directorship with Connetics continues following such Change of Control, then (a) all stock options granted by Connetics to the Director prior to the Change of Control shall become fully vested and exercisable as of the date of the Change of Control to the extent such stock options are outstanding and unexercisable at the time of such termination, and (b) all stock subject to a right of repurchase by Connetics (or its successor) that was purchased prior to the Change of Control shall have such right of repurchase lapse with respect to all of such shares.

     4. Limitation on Payments. In the event that the option acceleration, severance or other benefits provided for in this Agreement or otherwise payable to the Director (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Director’s benefits under this Agreement shall be either

          (a) delivered in full, or

          (b) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Director on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

     Unless Connetics and the Director otherwise agree in writing, any determination required under this Section shall be made in writing by Connetics’ independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Director and Connetics for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. Connetics and the Director shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. Connetics shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

     5. Successors.

          (a) Company’s Successors. Any successor to Connetics (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Connetics’ business and/or assets shall assume Connetics’ obligations under this Agreement and agree expressly to perform Connetics’ obligations under this Agreement in the same manner and to the same extent as Connetics would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to Connetics’ business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) Director’s Successors. Without the written consent of Connetics, the Director shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Director hereunder shall inure to the benefit of, and be enforceable by, the Director’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     6. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when they are personally delivered or when they are mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Director, mailed notices shall be addressed to the Director at the home address which the Director most recently communicated to Connetics in writing. In the case of Connetics, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

     7. Arbitration.

          (a) Disputes. Except as provided in Section 7(c) below, the Company and Consultant agree that any dispute or controversy arising out of, relating to or in connection with the interpretation, validity, construction, performance, breach or termination of this Agreement shall be settled by binding arbitration to be held in the county of Santa Clara, California, in accordance with the Commercial Arbitration Rules, supplemented by the Supplemental Procedures for Large Complex Disputes, of the American Arbitration Association as then in effect (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.

          (b) Consent to Personal Jurisdiction. The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. Consultant hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

          (c) Equitable Relief. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

          (d) Acknowledgment. CONSULTANT HAS READ AND UNDERSTANDS SECTION 7, WHICH DISCUSSES ARBITRATION. CONSULTANT UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, CONSULTANT AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, EXCEPT AS PROVIDED IN SECTION 7 (c), AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF CONSULTANT’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.

     8. Miscellaneous Provisions.

          (a) No Duty to Mitigate. The Director shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Director may receive from any other source.

          (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Director and by an authorized officer of Connetics (other than the Director). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Integration. This Agreement and any outstanding stock option agreements and restricted stock purchase agreements referenced in this Agreement represent the entire agreement and understanding between the parties as to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any stock option agreement or restricted stock purchase agreement.

          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of Connetics by its duly authorized officer, as of the day and year first written above.

COMPANY:	CONNETICS CORPORATION

By:

Title:

DIRECTOR:
Signature

Printed Name